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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2199 DATED 08 OCTOBER 2010

                        QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 1,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017 CURRENTLY TOTALING A$ 2,518,186,000.00 (A$ 764,883,000.00 INCLUDING BUY BACKS)

                          PART A -- CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"),, save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.   (i)      Issuer:                                                  Queensland Treasury Corporation

     (ii)     Guarantor:                                               The Treasurer on behalf of the Government of Queensland

     (iii)    Commonwealth Guarantee:                                  Applicable

     (iv)     Guarantee Eligibility Certificate Number:                QLDL00014

2.            Benchmark line:                                          2017
                                                                       (to be consolidated and form a single series with QTC 6%
                                                                       Global A$Bonds due 14
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
                                                                      September 2017, ISIN US748305BG31)

3.           Specific Currency or Currencies:                         AUD ("A$")

4.  (i)      Issue price:                                             103.580%

    (ii)     Dealers' fees and commissions paid by Issuer:            No fee or commission is payable in respect of the issue
                                                                      of the bond(s) described in these final terms (which will
                                                                      constitute a "pricing supplement" for purposes of any
                                                                      offers or sales in the United States or to U.S. persons).
                                                                      Instead, QTC pays fees and commissions in accordance with
                                                                      the procedure described in the QTC Fixed Interest
                                                                      Distribution Group Operational Guidelines.

5.           Specified Denominations:                                 A$1,000

6.  (i)      Issue Date:                                              11 October 2010

    (ii)     Record Date (date on and from which security is          6 March / 6 September. Security will be ex-interest on
             Ex-interest):                                            and from 7 March / 7 September.

    (iii)    Interest Payment Dates:                                  14 March / 14 September

7.           Maturity Date:                                           14 September 2017

8.           Interest Basis:                                          6 per cent Fixed Rate

9.           Redemption/Payment Basis:                                Redemption at par

10.          Change of Interest Basis or Redemption/Payment Basis:    Not Applicable

11. (i)      Status of the Bonds:                                     Senior and rank pari passu with other senior, unsecured
                                                                      debt obligations of QTC

    (ii)     Status of the Guarantee:                                 Senior and ranks pari passu with all its other unsecured
                                                                      obligations

12.          Method of distribution:                                  Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.          Fixed Rate Note Provisions Applicable

    (i)      Rate(s) of Interest:                                     6 per cent per annum payable semi-annually in arrears

    (ii)     Interest Payment Date(s):                                14 March and 14 September in each year up to and
                                                                      including the Maturity Date

    (iii)    Fixed Coupon Amount(s):                                  A$30 per A$1,000 in nominal amount
             (Applicable to bonds in definitive form)

    (iv)     Determination Date(s):                                   Not Applicable

    (v)      Other terms relating to the method of                    None
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             calculating interest for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14.          Final Redemption Amount:                                 A$1,000 per bond of A$1,000 Specified Denomination
                                                                      (NB: If the Final Redemption Amount is other than 100 per
                                                                      cent. of the nominal value the bonds will be derivative
                                                                      securities for the purposes of the Prospectus Directive
                                                                      and the requirements of Annex XII to the Prospectus
                                                                      Directive Regulation will apply and the Issuer will
                                                                      prepare and publish a supplement to the Prospectus)

15.          Early Redemption Amount(s) payable on redemption for     Not Applicable
             taxation reasons or on event of default and/or the
             method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.          Form of Bonds:                                           Permanent Global Note not exchangeable for Definitive
                                                                      Bonds

17.          Additional Financial Centre(s) or other special          Not Applicable
             provisions relating to Payment Dates:

18.          Talons for future Coupons or Receipts to be attached     No
             to Definitive Bonds (and dates on which such Talons mature):

19.          Other terms or special conditions:                       Not Applicable

                                                                      (When adding any other final terms consideration should
                                                                      be given as to whether such terms constitute "significant
                                                                      new factors" and consequently trigger the need for a
                                                                      supplement to the Prospectus under Article 16 of the
                                                                      Prospectus Directive)

DISTRIBUTION

20. (i)      If syndicated, names and addresses of Managers and       Not Applicable
             underwriting commitments:

    (ii)     Date of Dealer Agreement:                                11 December 2009

    (iii)    Stabilizing Manager(s) (if any):                         Not Applicable

21.          If non-syndicated, name and  address of relevant         Westpac Banking Corporation
             Dealer:                                                  Level 4,
                                                                      255 Elizabeth Street
                                                                      Sydney NSW 2000

22.          Whether TEFRA D or TEFRA C rules applicable or TEFRA     TEFRA Not Applicable
             rules not applicable:
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
23.          Non exempt Offer                                         Not Applicable

                                                                      (N.B. Consider any local regulatory requirements
                                                                      necessary to be fulfilled so as to be able to make a
                                                                      non-exempt offer in relevant jurisdictions. No such offer
                                                                      should be made in any relevant jurisdiction until those
                                                                      requirements have been met. Non-exempt offers may only
                                                                      be made into jurisdictions in which the base prospectus
                                                                      (and any supplement) has been notified/passported.)

24.          Additional selling restrictions:                         Not Applicable
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LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    ------------------------------------------
                  Duly authorized

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                           PART B -- OTHER INFORMATION

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1.       LISTING AND ADMISSION TO TRADING

         (i)  Listing                                                      Bourse de Luxembourg.

         (ii) Admission to trading:                                        Application has been made by the Issuer (or on its
                                                                           behalf) for the bonds to be admitted to trading on the
                                                                           regulated market of the Bourse de Luxembourg with
                                                                           effect from the Issue Date.

                                                                           (Where documenting a fungible issue need to indicate that
                                                                           original securities are already admitted to trading.)

2.       RATINGS

         Ratings:                                                          The bonds to be issued have been rated:
                                                                           S&P:     AAA
                                                                           Moody's: Aaa

                                                                           An obligation rate 'AAA' by S&P has the highest credit
                                                                           rating assigned by Standard & Poor's. The obligor's
                                                                           capacity to meet its financial commitment on the
                                                                           obligation is extremely strong.

                                                                           Obligations rated 'AAA' by Moody's are judged to be of
                                                                           the highest quality with minimal credit risk.

                                                                           A credit rating is not a recommendation to buy, sell or
                                                                           hold securities and may be revised or withdrawn by the
                                                                           rating agency at any time. Each rating should be
                                                                           evaluated independently of any other rating.

                                                                           (The above disclosure should reflect the rating
                                                                           allocated to bonds issued under the bond facility
                                                                           generally or, where the issue has been specifically
                                                                           rated, that rating.)
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3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. -- Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

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4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:                                            See "Use of Proceeds" section in the prospectus
                                                                           supplement -- if reasons for offer different from making
                                                                           profit and/or hedging certain risks will need to include
                                                                           those reasons here.

(ii)     Estimated net proceeds:                                           Not Applicable.
                                                                           (If proceeds are intended for more than
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
                                                                           one use will need to split out and present in order of
                                                                           priority. If proceeds insufficient to fund all proposed
                                                                           uses state amount and  sources of other funding.)

(iii)    Estimated total expenses:                                         Not Applicable.
                                                                           [Expenses are required to be broken down into each
                                                                           principal intended "use" and presented in order of
                                                                           priority of such "uses".]

5.       YIELD

         Indication of yield:                                              5.45%

                                                                           Calculated as 7 basis points less than the yield on the
                                                                           equivalent A$ Domestic Bond issued by the Issuer under
                                                                           its Domestic A$ Bond Facility on the Trade Date.

                                                                           The yield is calculated at the Trade Date on the basis of
                                                                           the Issue Price. It is not an indication of future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                                                        US748305BG31

(ii)     Common Code:                                                      027594204

(iii)    CUSIP Code:                                                       748305BG3

(iv)     Any clearing system(s) other than Depositary Trust Company,       Not Applicable
         Euroclear Bank S.A./N.V. and Clearstream Banking, societe
         anonyme and the relevant identification number(s):

(v)      Delivery:                                                         Delivery free of payment

(vi)     Names and addresses of additional Paying Agent(s) (if any):       [ ]

7.       TERMS AND CONDITIONS OF THE OFFER

(i)      Offer Price;                                                      Not applicable

(ii)     [Conditions to which the offer is subject;]                       Not applicable

(iii)    [Description of the application process;]                         Not applicable

(iv)     [Details of the minimum and/or maximum amount of application;]    Not applicable

(v)      [Description of possibility to reduce subscriptions and manner    Not applicable
         for refunding excess amount paid by applicants;]

(vi)     [Details of the method and time limits for paying up and          Not applicable
         delivering the  bonds;]

(vii)    [Manner in and date on which results of the offer are to be       Not applicable
         made public;]
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(viii)   [Procedure for exercise of any right of pre-emption,              Not applicable
         negotiability of subscription rights and treatment of
         subscription rights not exercised;]

(ix)     [Categories of potential investors to which the bonds are         Not applicable
         offered and whether tranche(s) have been reserved for
         certain countries;]

(x)      [Process for notification to applicants of the amount allotted    Not applicable
         and the indication whether dealing may begin before
         notification is made;]

(xi)     [Amount of any expenses and taxes specifically charged to the     Not applicable
         subscriber or Purchaser;]

(xii)    [Name(s) and address(es), to the extent know to the Issuer, of    None
         the placers in the various countries where the offer takes place.]
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